Filed Pursuant to Rule 433

Registration Nos. 333-269194 and 333-269194-04

**FULL PX DETAILS** VALET 2025-1

Joint Bookrunners:	Barclays (struc), BofA Securities, TD Securities, and US Bancorp

Co-Managers:	Scotia, RBC

PRICED - TOE: 3:11 PM ET

CAPITAL STRUCTURE

CLS	TOTAL($mm)	WAL**	F/M	EXP	LGL	BENCH	Spread	Yield(%)	CPN(%)	PX(%)
A-1	257.000	0.22	F1+/P-1	09/25	03/20/26	I-CURV	+16	4.451%	4.451%	100.00000%
A-2a	229.500	1.00	AAA/Aaa	10/26	01/20/28	I-CURV	+44	4.556%	4.51%	99.99684%
A-2b	229.500	1.00	AAA/Aaa	10/26	01/20/28	SOFR30A	+44			100.00000%
A-3	459.000	2.35	AAA/Aaa	07/28	08/20/29	I-CURV	+52	4.544%	4.50%	99.99660%
A-4	75.000	3.32	AAA/Aaa	07/28	07/21/31	I-CURV	+64	4.657%	4.61%	99.99258%

** WAL to 1.3% ABS, 10% clean-up call

BILL & DELIVER : BARC DEAL SIZE : ~$1.25bln

EXP RATINGS : Fitch, Moody's BBG TICKER : VALET 2025-1

ERISA ELIGIBLE : Yes FORMAT : SEC Registered

EXP SETTLE : 03/25/25 FIRST PAY DATE: 04/21/25

MIN DENOMS : $1k x $1k PXG SPEED : 1.3% ABS to 10% Call

- INVESTOR MATERIALS –

Preliminary Prospectus, FWP

INTEXNET : bcgvalet2501_preprice_base | PW: V277

DEAL ROADSHOW : www.dealroadshow.com | LOGIN: VALET251

The issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847